PRESS RELEASE

August 8, 2024

Century Casinos, Inc. Announces Second Quarter 2024 Results

Challenging First Half of the Year but Maintain Positive Outlook

Colorado Springs, Colorado – August 8, 2024 – Century Casinos, Inc. (the “Company”, “we”, “us”, or “our”) (Nasdaq Capital Market®: CNTY) today announced its financial results for the three and six months ended June 30, 2024.

Second Quarter 2024 Highlights*

Compared to the three months ended June 30, 2023:

•	Net operating revenue was $146.4 million, an increase of 7%.
•	Earnings from operations were $14.3 million, a decrease of (23%).
•	Net loss attributable to Century Casinos, Inc. shareholders was ($41.6) million and basic loss per share was ($1.36).
•	Adjusted EBITDAR** was $27.4 million, a decrease of (6%).

“Results for the second quarter of 2024 were impacted by a  valuation allowance on our US deferred tax assets, a disappointing performance at the Nugget Casino Resort as well as temporary closures of two casinos in Poland. The Nugget has undergone a leadership change and is implementing right-sizing and cost-cutting initiatives to improve its performance,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos remarked. “We have completed the majority of our elevated capital expenditure projects and are projecting total capital expenditures to be approximately $12.6 million for the remainder of 2024 and $12.0 million in 2025,” they continued.  “We look forward to opening our new land-based casino in Caruthersville, Missouri ahead of schedule later this year. The casino will increase gaming positions and hotel rooms in Caruthersville by approximately 50%,” Messrs. Haitzmann and Hoetzinger concluded.

UPDATES

Caruthersville Project – The Company is constructing a new land-based casino with a 38 room hotel in Caruthersville, Missouri. The project continues to be on budget with an estimated project cost of $51.9 million. Construction started in December 2022 with estimated completion ahead of schedule in mid-November 2024. The Company is funding this project through VICI Properties, Inc. (“VICI”). Following completion, VICI will own the real estate improvements associated with the Caruthersville project, which will become a part of the Company’s triple net lease (“Master Lease”) with subsidiaries of VICI.

Poland –  Renovations on the new casino location in Wroclaw continue, and the Company expects to open the casino in October 2024. The Company closed its Krakow casino in May 2024 and its LIM Center casino in Warsaw in July 2024 due to the expiration of the license at each location. The Company applied for licenses at both locations prior to their expirations, however, there can be no assurance that such licenses will be received.

Valuation Allowance – During the second quarter of 2024, the Company recorded a valuation allowance on its net deferred tax assets related to the United States, resulting in $23.8 million of tax expense.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDAR,  Adjusted EBITDAR margin and Net Debt are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

RESULTS

The consolidated results for the three and six months ended June 30, 2024 and 2023 are as follows:

	For the three months			For the six months
Amounts in thousands, except per share data	ended June 30,		%	ended June 30,		%
Consolidated Results:	2024	2023	Change	2024	2023	Change
Net Operating Revenue	$146,435	$136,761	7%	$282,451	$245,268	15%
Earnings from Operations	14,261	18,629	(23%)	22,547	37,028	(39%)
Net Loss Attributable to Century Casinos, Inc. Shareholders	$(41,613)	$(1,959)	(2024%)	$(55,157)	$(3,202)	(1623%)

Adjusted EBITDAR**	$27,448	$29,288	(6%)	$48,697	$55,340	(12%)

Net Loss Per Share Attributable to Century Casinos, Inc. Shareholders:
Basic	$(1.36)	$(0.06)	(2167%)	$(1.81)	$(0.11)	(1546%)
Diluted	$(1.36)	$(0.06)	(2167%)	$(1.81)	$(0.11)	(1546%)

RESULTS BY Reportable Segment*

Following is a summary of the changes in net operating revenue by reportable segment for the three and six months ended June 30, 2024,  compared to the three and six months ended June 30, 2023:

	Net Operating Revenue
	For the three months				For the six months
Amounts in	ended June 30,		$	%	ended June 30,		$	%
thousands	2024	2023	Change	Change	2024	2023	Change	Change
United States	$106,515	$94,408	$12,107	13%	$202,543	$160,772	$41,771	26%
Canada	19,827	18,834	993	5%	38,153	35,342	2,811	8%
Poland	20,093	23,515	(3,422)	(15%)	41,742	49,093	(7,351)	(15%)
Corporate and Other	—	4	(4)	(100%)	13	61	(48)	(79%)
Consolidated	$146,435	$136,761	$9,674	7%	$282,451	$245,268	$37,183	15%

Following is a summary of the changes in earnings (loss) from operations by reportable segment for the three and six months ended June 30, 2024,  compared to the three and six months ended June 30, 2023:

	Earnings (Loss) from Operations
	For the three months				For the six months
Amounts in	ended June 30,		$	%	ended June 30,		$	%
thousands	2024	2023	Change	Change	2024	2023	Change	Change
United States	$14,102	$17,531	$(3,429)	(20%)	$22,561	$31,801	$(9,240)	(29%)
Canada	4,362	4,645	(283)	(6%)	8,398	8,652	(254)	(3%)
Poland	(181)	1,224	(1,405)	(115%)	(202)	3,867	(4,069)	(105%)
Corporate and Other	(4,022)	(4,771)	749	16%	(8,210)	(7,292)	(918)	(13%)
Consolidated	$14,261	$18,629	$(4,368)	(23%)	$22,547	$37,028	$(14,481)	(39%)

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDAR, Adjusted EBITDAR margin and Net Debt are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

2/10

Following is a summary of the changes in net (loss) earnings attributable to Century Casinos, Inc. shareholders by reportable segment for the three and six months ended June 30, 2024,  compared to the three and six months ended June 30, 2023:

	Net (Loss) Earnings Attributable to Century Casinos, Inc. Shareholders
	For the three months				For the six months
Amounts in	ended June 30,		$	%	ended June 30,		$	%
thousands	2024	2023	Change	Change	2024	2023	Change	Change
United States	$(27,593)	$7,252	$(34,845)	(480%)	$(29,137)	$12,627	$(41,764)	(331%)
Canada	1,009	2,729	(1,720)	(63%)	2,146	4,602	(2,456)	(53%)
Poland	(40)	704	(744)	(106%)	(35)	2,277	(2,312)	(102%)
Corporate and Other	(14,989)	(12,644)	(2,345)	(19%)	(28,131)	(22,708)	(5,423)	(24%)
Consolidated	$(41,613)	$(1,959)	$(39,654)	(2024%)	$(55,157)	$(3,202)	$(51,955)	(1623%)

Items deducted from or added to earnings from operations to arrive at net (loss) earnings attributable to Century Casinos, Inc. shareholders include interest income, interest expense, gains (losses) on foreign currency transactions and other, income tax (benefit) expense, and non-controlling interests. Increased interest expense and a valuation allowance on net deferred tax assets in the United States negatively impacted net loss attributable to Century Casinos, Inc. shareholders. Interest expense increased primarily due to additional properties added to the Master Lease. The Company recorded a valuation allowance on its net deferred tax assets related to the United States resulting in $23.8 million of tax expense for the three and six months ended June 30, 2024. Based on the analysis of future realization of the United States deferred tax assets, the Company concluded that it is more likely than not that the benefit from certain deferred tax assets will not be realized and therefore recorded the valuation allowance.

Following is a summary of the changes in Adjusted EBITDAR** by reportable segment for the three and six months ended June 30, 2024 compared to the three and six months ended June 30, 2023:

	Adjusted EBITDAR**
	For the three months				For the six months
Amounts in	ended June 30,		$	%	ended June 30,		$	%
thousands	2024	2023	Change	Change	2024	2023	Change	Change
United States	$25,037	$25,824	$(787)	(3%)	$44,175	$45,595	$(1,420)	(3%)
Canada	5,451	5,114	337	7%	10,599	9,676	923	10%
Poland	450	1,885	(1,435)	(76%)	1,208	5,163	(3,955)	(77%)
Corporate and Other	(3,490)	(3,535)	45	1%	(7,285)	(5,094)	(2,191)	(43%)
Consolidated	$27,448	$29,288	$(1,840)	(6%)	$48,697	$55,340	$(6,643)	(12%)

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDAR, Adjusted EBITDAR margin and Net Debt are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

3/10

Balance Sheet and Liquidity

As of June 30, 2024, the Company had $123.2 million in cash and cash equivalents compared to $171.3 million in cash and cash equivalents at December 31, 2023. Cash and cash equivalents decreased primarily due to tax payments of $12.2 million related to the September 2023 sale and leaseback of the Company’s Canada properties and purchases of property and equipment of $34.3 million. As of June 30, 2024, the Company had $341.6 million in outstanding debt compared to $346.8 million in outstanding debt at December 31, 2023.  The outstanding debt as of June 30, 2024 included $339.5 million related to the term loan under the Goldman Credit Agreement and $2.1 million of bank debt related to Century Resorts Management GmbH (“CRM”). The Company also has a $653.8 million long-term financing obligation under its Master Lease.

Conference Call Information

Today the Company will post a copy of its quarterly report on Form 10-Q filed with the SEC for the quarter ended June 30, 2024 on its website at www.cnty.com/investor/financials/sec-filings/. The Company will also post its current presentation, which may be used in one or more meetings with current and potential investors from time to time, at the Company’s website under www.cnty.com/investor/presentations/.

The Company will host its second quarter 2024 earnings conference call today, Thursday,  August 8, 2024 at 10:00 am EDT / 8:00 am MDT. U.S. domestic participants should dial 800-343-4136. For all international participants, please use 203-518-9843 to dial-in. The conference ID is ‘Casinos’. Participants may listen to the call live at http://join.eventcastplus.com/eventcastplus/Century-Casinos-Q2-2024-Earnings-Call or obtain a recording of the call on the Company’s website until August 31, 2024 at

www.cnty.com/investor/financials/sec-filings/.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDAR, Adjusted EBITDAR margin and Net Debt are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

4/10

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED FINANCIAL INFORMATION – US GAAP BASIS

Condensed Consolidated Statements of Loss

	For the three months		For the six months
	ended June 30,		ended June 30,
Amounts in thousands, except for per share information	2024	2023	2024	2023
Operating revenue:
Net operating revenue	$146,435	$136,761	$282,451	$245,268
Operating costs and expenses:
Total operating costs and expenses	132,174	118,162	259,904	209,361
Earnings from equity investment	—	30	—	1,121
Earnings from operations	14,261	18,629	22,547	37,028
Non-operating (expense) income, net	(23,655)	(18,170)	(47,621)	(31,915)
(Loss) earnings before income taxes	(9,394)	459	(25,074)	5,113
Income tax expense	(29,619)	(96)	(25,633)	(1,719)
Net (loss) earnings	(39,013)	363	(50,707)	3,394
Net earnings attributable to non-controlling interests	(2,600)	(2,322)	(4,450)	(6,596)
Net loss attributable to Century Casinos, Inc. shareholders	$(41,613)	$(1,959)	$(55,157)	$(3,202)

Net loss per share attributable to Century Casinos, Inc. shareholders:
Basic	$(1.36)	$(0.06)	$(1.81)	$(0.11)
Diluted	$(1.36)	$(0.06)	$(1.81)	$(0.11)

Weighted average common shares
Basic	30,683	30,335	30,551	30,196
Diluted	30,683	30,335	30,551	30,196

Condensed Consolidated Balance Sheets
	June 30,	December 31,
Amounts in thousands	2024	2023
Assets
Current assets	$161,992	$207,017
Property and equipment, net	919,799	913,561
Other assets	219,903	239,084
Total assets	$1,301,694	$1,359,662

Liabilities and Equity
Current liabilities	$82,661	$93,619
Non-current liabilities	1,062,020	1,051,602
Century Casinos, Inc. shareholders' equity	64,579	121,392
Non-controlling interests	92,434	93,049
Total liabilities and equity	$1,301,694	$1,359,662

5/10

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDAR* to Net (Loss) Earnings Attributable to Century Casinos, Inc. Shareholders by Reportable Segment.

	For the three months ended June 30, 2024
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net (loss) earnings attributable to Century Casinos, Inc. shareholders	$(27,593)	$1,009	$(40)	$(14,989)	$(41,613)
Interest expense (income), net (1)	11,694	3,152	(20)	10,257	25,083
Income tax expense	28,225	456	87	851	29,619
Depreciation and amortization	10,803	1,088	515	43	12,449
Net earnings (loss) attributable to non-controlling interests	1,776	843	(19)	—	2,600
Non-cash stock-based compensation	—	—	—	343	343
(Gain) loss on foreign currency transactions, cost recovery income and other (2)	—	(1,098)	(189)	5	(1,282)
Loss on disposition of fixed assets	132	1	116	—	249
Adjusted EBITDAR	$25,037	$5,451	$450	$(3,490)	$27,448

(1)

See “Summary of Interest Expense (Income), Net” below for a breakdown of interest expense (income), net and “Cash Rent Payments” below for more information on the rent payments related to the Master Lease.

(2)	Includes $1.1 million related to cost recovery income for CDR.

	For the three months ended June 30, 2023
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$7,252	$2,729	$704	$(12,644)	$(1,959)
Interest expense (income), net (1)	7,299	547	(117)	10,501	18,230
Income tax expense (benefit)	1,188	1,145	388	(2,625)	96
Depreciation and amortization	8,326	1,146	661	57	10,190
Net earnings attributable to non-controlling interests	1,792	177	353	—	2,322
Non-cash stock-based compensation	—	—	—	928	928
Gain on foreign currency transactions and cost recovery income (2)	—	(630)	(104)	(3)	(737)
Gain on disposition of fixed assets	(33)	—	—	—	(33)
Acquisition costs	—	—	—	251	251
Adjusted EBITDAR	$25,824	$5,114	$1,885	$(3,535)	$29,288

(1)	See “Summary of Interest Expense (Income), Net” below for a breakdown of interest expense and “Cash Rent Payments” below for more information on the rent payments related to the Master Lease.
(2)	Includes $0.7 million related to the earn out from the sale of casino operations in Calgary in 2020.

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CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDAR* to Net (Loss) Earnings Attributable to Century Casinos, Inc. Shareholders by Reportable Segment.

	For the six months ended June 30, 2024
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net (loss) earnings attributable to Century Casinos, Inc. shareholders	$(29,137)	$2,146	$(35)	$(28,131)	$(55,157)
Interest expense (income), net (1)	23,440	6,061	(55)	20,765	50,211
Income tax expense (benefit)	24,705	1,184	238	(494)	25,633
Depreciation and amortization	21,093	2,237	1,053	97	24,480
Net earnings (loss) attributable to non-controlling interests	3,553	914	(17)	—	4,450
Non-cash stock-based compensation	—	—	—	846	846
Gain on foreign currency transactions, cost recovery income and other (2)	—	(1,907)	(333)	(350)	(2,590)
Loss (gain) on disposition of fixed assets	521	(36)	357	1	843
Acquisition costs	—	—	—	(19)	(19)
Adjusted EBITDAR	$44,175	$10,599	$1,208	$(7,285)	$48,697

(1)

See “Summary of Interest Expense (Income), Net” below for a breakdown of interest expense (income), net and “Cash Rent Payments” below for more information on the rent payments related to the Master Lease.

(2)	Includes $1.1 million related to cost recovery income for CDR.

	For the six months ended June 30, 2023
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$12,627	$4,602	$2,277	$(22,708)	$(3,202)
Interest expense (income), net (1)	14,418	1,070	(211)	20,455	35,732
Income tax expense (benefit)	2,964	2,779	1,020	(5,044)	1,719
Depreciation and amortization	13,357	2,272	1,295	120	17,044
Net earnings attributable to non-controlling interests	1,792	3,665	1,139	—	6,596
Non-cash stock-based compensation	—	—	—	1,664	1,664
(Gain) loss on foreign currency transactions, cost recovery income and other (2)	—	(4,715)	(358)	5	(5,068)
Loss on disposition of fixed assets	437	3	1	5	446
Acquisition costs	—	—	—	409	409
Adjusted EBITDAR	$45,595	$9,676	$5,163	$(5,094)	$55,340

(1)

See “Summary of Interest Expense (Income), Net” below for a breakdown of interest expense (income), net and “Cash Rent Payments” below for more information on the rent payments related to the Master Lease.

(2)	Includes $1.2 million related to the earn out payment from the sale of casino operations in Calgary in 2020 and $3.5 million related to cost recovery income for CDR.

7/10

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Net Income (Loss) Margins** and Adjusted EBITDAR Margins***

		For the three months		For the six months
		ended June 30,		ended June 30,
		2024	2023	2024	2023
United States	Net Operating Revenue	$106,515	$94,408	$202,543	$160,772
	Net Income (Loss) Margin	(26%)	8%	(14%)	8%
	Adjusted EBITDAR Margin	24%	27%	22%	28%

Canada	Net Operating Revenue	$19,827	$18,834	$38,153	$35,342
	Net Income (Loss) Margin	5%	15%	6%	13%
	Adjusted EBITDAR Margin	28%	27%	28%	27%

Poland	Net Operating Revenue	$20,093	$23,515	$41,742	$49,093
	Net Income (Loss) Margin	—	3%	—	5%
	Adjusted EBITDAR Margin	2%	8%	3%	11%

Corporate and Other	Net Operating Revenue	$—	$4	$13	$61
	Net Income (Loss) Margin	NM (1)	NM	NM	NM
	Adjusted EBITDAR Margin	NM	NM	NM	NM

Consolidated	Net Operating Revenue	$146,435	$136,761	$282,451	$245,268
	Net Income (Loss) Margin	(28%)	(1%)	(20%)	(1%)
	Adjusted EBITDAR Margin	19%	21%	17%	23%

(1)	Not meaningful.

Summary of Interest Expense (Income), Net

	For the three months		For the six months
	ended June 30,		ended June 30,
Amounts in thousands	2024	2023	2024	2023
Interest income	$(673)	$(119)	$(1,359)	$(265)
Interest expense - Credit Agreements	9,821	9,742	19,720	18,999
Interest expense - VICI Financing Obligation	15,175	7,299	30,374	14,418
Interest expense - CDR Land Lease (1)	—	538	—	1,052
Interest expense - Deferred Financing Costs	674	674	1,348	1,347
Interest expense - Misc	86	96	128	181
Interest expense (income), net	$25,083	$18,230	$50,211	$35,732

(1)	The CDR Land Lease ended on September 6, 2023 in conjunction with the sale and leaseback of our Canada properties.

Cash Rent Payments

	For the three months		For the six months
	ended June 30,		ended June 30,
Amounts in thousands	2024	2023	2024	2023
Master Lease	$15,195	$6,866	$24,639	$13,731
CDR Land Lease	—	486	—	983
Nugget Lease (1)	1,913	1,900	3,175	1,900

(1)

Represents payments with respect to the 50% interest in the Nugget Lease owned by Marnell Gaming, LLC through Smooth Bourbon, LLC (“Smooth Bourbon”), a 50% owned subsidiary of the Company that owns the real estate assets underlying the Nugget Casino Resort.

8/10

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

The table below shows the Company’s reporting units and operating segments that are included in each of the Company’s reportable segments as of June 30, 2024.

Reportable Segment	Operating Segment	Reporting Unit
United States	East	Mountaineer Casino, Resort & Races
Rocky Gap Casino, Resort & Golf
	Midwest	Century Casino & Hotel — Central City
Century Casino & Hotel — Cripple Creek
Century Casino & Hotel — Cape Girardeau
Century Casino Caruthersville and The Farmstead
	West	Nugget Casino Resort and Smooth Bourbon, LLC
Canada	Canada	Century Casino & Hotel — Edmonton
Century Casino St. Albert
Century Mile Racetrack and Casino
Century Downs Racetrack and Casino
Poland	Poland	Casinos Poland
Corporate and Other	Corporate and Other	Cruise Ships & Other (1)
Corporate Other (2)

(1)	The Company operated on ship-based casinos through April 16, 2023.
(2)

The Company’s equity interest in Smooth Bourbon was included in the Corporate Other reporting unit until April 3, 2023, when the Company acquired the Nugget Casino Resort and the Company began consolidating Smooth Bourbon.

* We define Adjusted EBITDAR as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income) (including interest expense related to the Master Lease), net, income taxes (benefit), depreciation, amortization, non-controlling interests net earnings (losses) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, loss (gain) on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time transactions. The Master Lease is accounted for as a financing obligation. As such, a portion of the periodic payment under the Master Lease is recognized as interest expense with the remainder of the payment impacting the financing obligation using the effective interest method. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDAR reported for each segment. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under GAAP.

Adjusted EBITDAR is used outside of our financial statements solely as a valuation metric and is not considered a measure of performance recognized under GAAP. Adjusted EBITDAR is an additional metric used by analysts in valuing gaming companies subject to triple net leases such as our Master Lease since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) financial analysts refer to Adjusted EBITDAR when valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate, and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate.

9/10

Adjusted EBITDAR should not be construed as an alternative to net earnings (loss) attributable to Century Casinos, Inc. shareholders, the most directly comparable GAAP measure, as indicators of our performance. In addition, Adjusted EBITDAR as used by us may not be defined in the same manner as other companies in our industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. Consolidated Adjusted EBITDAR should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net earnings (loss) attributable to Century Casinos, Inc. shareholders, because it excludes the rent expense associated with our Master Lease and several other items.

** The Company defines net income (loss) margin as net income (loss) attributable to Century Casinos, Inc. shareholders divided by net operating revenue.

*** The Company defines Adjusted EBITDAR margin as Adjusted EBITDAR divided by net operating revenue. Adjusted EBITDAR margins are a non-US GAAP measure. Management uses these margins as one of several measures to evaluate the efficiency of the Company’s casino operations.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. In the United States the Company operates the following operating segments: (i) in the East, the Mountaineer Casino, Resort & Races in New Cumberland, West Virginia and Rocky Gap Casino, Resort & Golf in Flintstone, Maryland; (ii) in the Midwest, the Century Casinos & Hotels Cape Girardeau and Caruthersville in Missouri, and Century Casinos & Hotels in Cripple Creek and Central City, Colorado; and (iii) in the West, the Nugget Casino Resort, in Reno-Sparks, Nevada. In Alberta, Canada, the Company operates Century Casino & Hotel in Edmonton, the Century Casino in St. Albert, Century Mile Racetrack and Casino in Edmonton and Century Downs Racetrack and Casino in Calgary. In Poland, the Company operates six casinos through its subsidiary Casinos Poland Ltd. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

FORWARD-LOOKING STATEMENTS, BUSINESS ENVIRONMENT AND RISK FACTORS

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding projects in development and other opportunities, including our Caruthersville construction project and the timing for its completion, reopening our Poland casinos, the Goldman Credit Agreement and obligations under our Master Lease and our ability to repay our debt and other obligations, outcomes of legal proceedings, changes in our tax provisions or exposure to additional income tax liabilities, and plans for our casinos and our Company including expectations regarding 2024, 2025 and later results. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2023, and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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